Exhibit 8.2

1000 Wilshire Boulevard Suite 1500 Los Angeles, CA 90017 213.891.0700 Phone 213.896.0400 Fax

February 26, 2018

Heritage Commerce Corp.

150 Almaden Boulevard

San Jose, California  95113

Attention:                                         Lawrence D. McGovern,

Executive Vice President

and Chief Financial Officer

Dear Heritage:

We have acted as counsel to Heritage Commerce Corp., a California corporation and bank holding company registered under the Bank Holding Company Act of 1956 (“Heritage”), in connection with the Agreement and Plan of Merger and Reorganization dated as of January 10, 2018 (the “Merger Agreement”), by and among ATBancorp, an Iowa corporation (“ATB”), United American Bank, a California state chartered bank (“UAB”), Heritage, and Heritage Bank of Commerce (“HBC”), a California state chartered bank and wholly-owned subsidiary of Heritage. Under the Merger Agreement, UAB will merge with and into HBC with HBC surviving the merger (the “Merger”).

We are furnishing this opinion in connection with the filing of the Registration Statement on Form S-4 (the “Merger Registration Statement”) filed with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended. This opinion is not to be relied upon for any other purpose without our prior written consent.

In rendering this opinion, we have relied, with your permission, on the representations made to us by Heritage, HBC, ATB, and UAB in the certificates delivered to us by Heritage and HBC and by ATB and UAB dated as of the date hereof (collectively, the “Certificates of Representations”).

In our capacity as counsel to Heritage and for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i) the Merger Agreement; (ii) the Certificates of Representations; (iii) the Merger Registration Statement; and (iv) such other documents we considered relevant to our analysis. We have not undertaken to independently verify, and have not verified, any of the facts that we have relied upon when rending this opinion and you have not asked us to do so; provided, that, we have not become aware, during the course of our representation, that any of these facts are not true.

In our examination of documents, we have assumed (i) the authenticity of all documents and records submitted to us as originals, (ii) the conformity of all documents and records submitted to us as copies to the original documents and records, (iii) the genuineness of signatures, (iv) the legal capacity of signatories, (v) that the final executed versions of all documents submitted to us as drafts will be identical in all material respects to the versions most recently supplied to us, and (vi) that each such final version will be valid and enforceable in accordance with its terms.

We have assumed with your consent, in rendering the opinion set forth below, that:

(a)           the Merger will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provision thereof);

(b)           the statements concerning the Merger set forth in the Merger Agreement, the Merger Registration Statement, and the other documents described therein are true, complete, and correct and will be true, complete, and correct as of the Effective Time (as defined in the Merger Agreement);

(c)           each of the representations and certifications made in the future tense in the Certificates of Representations will be true, complete, and correct at the time or times contemplated by such representation or certification;

(d)           the representations and certifications made in the Certificates of Representations are true, complete, and correct and will be true, complete, and correct as of the Effective Time;

(e)           any representations or certifications made in the Certificates of Representations or the Merger Agreement qualified by belief, knowledge, materiality, or any similar qualification are true, correct, and complete without such qualification; and

(f)            the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants and obligations contained in the Merger Agreement and the other documents described therein.

If any of these assumptions is untrue in any material respect, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is limited to United States federal income tax law, and is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. federal income tax regulations promulgated or proposed thereunder (the “Treasury

Regulations”), judicial authorities, and public positions of the Internal Revenue Service (the “IRS”), all as in effect of the date hereof.  The provisions of the Code, the Treasury Regulations, IRS administrative pronouncements, and case law upon which our opinion is based could be changed at any time, perhaps with retroactive effect, and any such change could adversely affect our conclusions set forth below.  In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts.  Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely. We assume no obligation to update or supplement our opinion to reflect any change in facts or circumstances which may hereafter come to our attention.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, we have participated in the preparation of the discussion set forth in the section entitled “THE MERGER — Material United States Federal Income Tax Consequences to United American Bank Common Shareholders” in the Merger Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions, and limitations described therein, is accurate in all material respects as of the date hereof.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Merger Registration Statement, and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Very truly yours,

/s/ Buchalter

BUCHALTER
A Professional Corporation